                                                                     Exhibit 8.2


                                                                  (212) 326-8321

                                    May 13, 1998



Zurn Industries, Inc.
One Zurn Place
Box 2000
Erie, PA  16514


Ladies and Gentlemen:

     In response to your request, we are furnishing you with our opinion with respect to certain federal income tax consequences of the proposed merger (the "Zurn Merger") of Zoro Merger Corp. ("Z-Sub"), a Pennsylvania corporation and wholly-owned subsidiary of USI, Inc. ("Superholdco"), a Delaware corporation, with and into Zurn Industries, Inc. ("Zurn"), a Pennsylvania corporation, pursuant to the Pennsylvania Business Corporation Law.

     For purposes of this opinion, we have relied upon, and assumed the completeness, truth, and accuracy of, the information contained in the Agreement and Plan of Merger dated as of February 16, 1998, with attachments thereto (the "Agreement"), and have assumed that the Zurn Merger will occur in accordance with the terms of the Agreement. In addition, we have relied upon the certificates attached hereto (the "Tax Certificates") containing representations of Superholdco, Z-Sub, and Zurn, and have assumed, in connection therewith, that any such representations that are qualified by reference to the knowledge of the representor (E.G., a representation that a statement is true "to the knowledge of" management) are true without such qualification.

     Based upon and subject to the foregoing, and provided that the Agreement and Tax Certificates referenced above set forth all of the material facts relating to the Zurn Merger fully and accurately as of the date hereof, and will continue to set forth such facts fully and accurately at all times to and including the Effective Time (as that term is defined in Section 1.2 of the Agreement) of the Zurn Merger, we are of the opinion that (a) no gain or loss will be recognized for federal income tax purposes by Superholdco, Zurn, or Z-Sub as a result of the Zurn Merger, and (b) no gain or loss will be recognized for federal income tax purposes by a stockholder of Zurn upon the exchange of Zurn

Shares for Zurn Merger Consideration (as those terms are defined in Section 2.2 of the Agreement), other than with respect to cash received in lieu of fractional shares of Superholdco stock.

     This opinion relates solely to the federal income tax consequences of the Zurn Merger discussed herein, and no opinion is expressed as to the consequences of the Zurn Merger under any foreign, state or local tax law. Further, and notwithstanding anything in the foregoing to the contrary, no opinion is expressed as to the effect upon the opinion set forth above of any provision of law that may affect any particular person differently than any other person, by reason of such first-mentioned person's special status, characteristics or situation, including, but not limited to, (a) employees of Zurn, and (b) stockholders of Zurn who are not U.S. persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")). Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service, and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-47101), and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement / Prospectus constituting a part of the Registration Statement.


                                        Very truly yours,



                                        /s/ Jones, Day, Reavis & Pogue


Attachments